EXHIBIT 99.1

Midway’s Spring Valley, Nevada Gold Project Experiences Substantial Resource Growth

May 2, 2011

Denver, Colorado – Midway Gold Corp. (TSX.V and NYSE Amex: MDW) (the “Company”) announces that the total gold identified at its wholly-owned Spring Valley project in Pershing County, Nevada has grown significantly from the previous Inferred resource estimate in 2009.  Drilling at Spring Valley in the last two years has resulted in the conversion of 2.16 million ounces of gold to the Measured and Indicated categories, consisting of 0.93 million ounces in the Measured category and 1.23 million ounces in the Indicated category at a cut-off grade of 0.14 grams per tonne (g/t).  The new drilling also produced an additional Inferred resource of 1.97 million ounces of gold at the same cut-off grade.  Importantly, the greater part of the drilling was limited to the resource area labeled in the figure below.

The Measured resource is contained within 59.0 million tonnes grading 0.49 g/t, the Indicated resource is contained within 85.8 million tonnes grading 0.45 g/t and the Inferred resource is contained within 103.9 million tonnes grading 0.59 g/t.

Ken Brunk, President and Chief Operating Officer said,“We believe these new results show that Spring Valley is rapidly becoming a world-class gold system and could see further substantial growth with continued exploration along trend of the resource reported here. We are anxiously awaiting the commencement of drillingand future results fromground acquired late last year.”

The resource remains open at depth, to the south, and to the northwest.  Significant untested strike length remains within land recently acquired adjacent to the south end of the resource. Drill hole SV10-499c encountered gold 1,800 meters south-southwest of the 2011 resource area in similar host rocks and alteration along trend of known mineralization (February 24, 2011 press release).Midway considers the untested trend to be highly prospective. The resource is open to the north where hole SV10-511 intercepted 295 meters of 2.5 g/t gold, which included 71.6 meters of 9.0 g/t gold, using the 0.14 g/t cut-off.

Under the terms of a March 9th, 2009 agreement between Midway and Barrick Gold Exploration Inc., Barrick will earn a 60% interest in the project by completing work expenditures totaling US$30 million before December 31, 2013.  Barrick has informed Midway that it intends to conduct and fund the minimum required program of US$7 million in 2011 which will result in a cumulative expenditure of US$16 million by December 31, 2011.  Drilling in 2011 is expected to focus on expanding the resource and evaluating satellite targets, particularly within the recently acquired land south of the existing resource.

The 2011 resource estimate includesall data provided to Midway by Barrick from its 2009 and 2010 drill campaigns.The estimate has been prepared by Gustavson Associates, LLC of Lakewood, Colorado, under the direction of Ms. Terre A. Lane, an independent Qualified Person.  All estimates were prepared utilizing industry standard software and resource estimation methodology.  Further details will be available in a new NI 43-101 technical report, which will be posted on SEDAR (www.sedar.com), no later than 45 days from the date of this release.

Table:  Spring Valley Mineral Resource, May 2011
Cut-off	Cut-off	Tonnes	Short Tons	Grade	Grade	Gold
gram/tonne	oz/ton	(x 1000)	(x 1000)	gram/tonne	oz/ton	Ounces

Measured Resource
0.55	0.016	14,369	15,839	1.15	0.033	529,000
0.41	0.012	21,458	23,653	0.93	0.027	639,000
0.27	0.008	33,983	37,460	0.71	0.021	772,000
0.14	0.004	59,032	65,071	0.49	0.014	931,000

Indicated Resource
0.55	0.016	17,701	19,512	1.11	0.032	632,000
0.41	0.012	27,755	30,594	0.88	0.026	783,000
0.27	0.008	45,980	50,684	0.66	0.019	983,000
0.14	0.004	85,793	94,570	0.45	0.013	1,229,000

Measured plus Indicated Resource
0.55	0.016	32,070	35,351	1.13	0.033	1,161,000
0.41	0.012	49,213	54,247	0.90	0.026	1,422,000
0.27	0.008	79,964	88,144	0.68	0.020	1,755,000
0.14	0.004	144,825	159,641	0.46	0.014	2,160,000

Inferred Resource
0.55	0.016	28,265	31,156	1.45	0.042	1,315,000
0.41	0.012	38,929	42,911	1.18	0.034	1,476,000
0.27	0.008	58,649	64,649	0.89	0.026	1,687,000

Cut-off	Cut-off	Tonnes	Short Tons	Grade	Grade	Gold
gram/tonne	oz/ton	(x 1000)	(x 1000)	gram/tonne	oz/ton	Ounces

0.14	0.004	103,935	114,567	0.59	0.017	1,971,000
Note: The tonnage and total ounces of gold were determined from the block model. Average grades were calculated from the tonnage and total ounces and then rounded to the significant digits shown. Calculations based on this table may differ due to rounding effects.

Information in this release has been reviewed and approved by Ms. Terre A. Lane, Principal Mining Engineer and Mr. Donald E. Hulse (P.E.), Vice President, Mining and Latin American Development, both of Gustavson, “qualified persons" as that term is defined in NI 43-101.  This release has also been reviewed and approved for Midway by Mr. William S. Neal (M.Sc. and CPG), Midway’s Vice President of Geological Services and a "qualified person" as that term is defined in NI 43-101.

ON BEHALF OF THE BOARD
"Kenneth A. Brunk"
Kenneth A. Brunk, Director, President and COO

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build and operate mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders. For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Manager of Corporate Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for the Spring Valley project and resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to the timing and completion of the Company's intended work plans for the Spring Valley  project, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.

Cautionary note to U.S. investors concerning estimates of reserves and resources: This press release and the technical report referred to in this press release use the terms "resource", "reserve", "measured resources", "indicated resources" and "inferred resources", which are terms defined under Canadian National Instrument 43-101 and the Canadian Institute of Mining and Metallurgy Classification system. Estimates of mineral resources in this press release and in the technical report referred to in this press release have been prepared in accordance with NI 43-101 and such definitions differ from the definitions in U.S. Securities and Exchange Commission ("SEC") Industry Guide 7. Under SEC Industry Guide 7 standards, a "final" or "bankable" feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Mineral resources are not mineral reserves and do not have demonstrated economic viability. We advise investors that while those terms are recognized and required by Canadian regulations, the SEC does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves as defined in the SEC's Guide 7. In addition, "inferred resources" have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred resource exists, or is economically or legally minable. The SEC normally only permits issuers to report mineralization that does not constitute SEC Industry Guide 7 compliant "reserves" as in-place tonnage and grade without reference to unit measures. It cannot be assumed that all or any part of mineral deposits in any of the above categories will ever be upgraded to Guide 7 compliant reserves. Accordingly, disclosure in this press release and in the technical reports referred to in this press release may not be comparable to information from U.S. companies subject to the reporting and disclosure requirements of the SEC.